Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 5, 2013, is by and among Manticore Master Fund Ltd., Contour Asset Management LLC, Seth A. Wunder and David L. Meyer (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Class A Common Stock of Yelp Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

MANTICORE MASTER FUND LTD.

By: Contour Asset Management LLC,
its Investment Manager

By: /s/ Julio Garcia
Julio Garcia, President, Chief Operating Officer and Chief Compliance Officer

CONTOUR ASSET MANAGEMENT LLC

By: /s/ Julio Garcia
Julio Garcia, President, Chief Operating Officer and Chief Compliance Officer

SETH A. WUNDER

By: /s/ Seth A. Wunder
Seth A. Wunder, Individually

DAVID L. MEYER

By: /s/ David L. Meyer
David L. Meyer, Individually